                                                                       EXHIBIT 1


                         AMENDMENT TO RIGHTS AGREEMENT

          THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of this 31st day of March, 1999 by and between MERCURY INTERACTIVE CORPORATION, a Delaware corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, LLC, successor to WELLS FARGO BANK NATIONAL ASSOCIATION, a national bank association, as rights agent (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of July 5, 1996 (the "Rights Agreement");

          WHEREAS, the parties desire to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

          1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by substituting the percentage "15%" for the percentage "20%" in each place it appears in Section 1.

          2. Section 1 of the Rights Agreement is hereby amended by amending subsection (g) to read in its entirety as follows:

               (g)  Intentionally omitted.

          3. Subsection (h) of Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

               (h)  "Distribution Date" shall mean the earlier of
          (i) the Close of Business on the tenth day after the Shares Acquisition Date or (ii) the Close of Business on the tenth day (or such later date as may be determined by action of the Board of Directors) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding.

          4. Subsection (l) of Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

               (l) "Permitted Offer" shall mean a tender offer for all outstanding Common Shares made in the manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that a majority of the directors then in office have determined that the offer is both adequate and otherwise in the best interests of the Company and its stockholders (taking into account all factors that the Board of Directors deem relevant, including without limitation prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value).

          5. Section 2 of the Rights Agreement is hereby amended by deleting from the first sentence the following clause: "and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)".

          6. Section 7(b) of the Rights Agreement is hereby amended by changing the Purchase Price to Two Hundred and Twenty Dollars ($220.00).

          7. The first paragraph of Section 18 is hereby modified and amended by inserting the following sentence at the end of the paragraph: "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect, punitive, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

          8. Subsection (a) of Section 23 of the Rights Agreement is hereby amended to read in its entirety as follows:

               (a) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person redeem all but not less than all the then outstanding Rights at a redemption price of $.002 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being herein referred to as the "Redemption Price"), and the Company may, at its option, pay the Redemption Price either in Common Shares (based on the current per share market price thereof (as determined pursuant to Section 11(d) hereof) at the time of redemption) or cash. Such redemption of the Rights by the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

          9. Subsection (a) of Section 24 of the Rights Agreement is hereby amended to read in its entirety as follows:

               (a)  Subject to applicable laws, rules and
          regulations, and subject to subsection (c) below, the Board of Directors of the Company may, at its option, at any time after the occurrence of a Triggering Event, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Ratio of Exchange"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

          10. Section 27 of the Rights Agreement is hereby amended to read in its entirety as follows:

          Section 27.  Supplements and Amendments.  Prior to the
                       --------------------------
          Distribution Date, the Company may supplement or amend this Agreement in any respect without the approval of any holders of Rights and the Rights Agent shall, if the Company so directs, execute such supplement or amendment. From and after the Distribution Date, the Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights in order to (i) cure any ambiguity, (ii) correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) shorten or lengthen any time period hereunder or (iv) to change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable; provided, however,
                                                   --------  -------
          that no such supplement or amendment made pursuant to this sentence shall be made that adversely affects the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided,
                                                             --------
          further, that this Agreement may not be supplemented or
          -------
          amended pursuant to clause (iii) of this sentence (A) to lengthen a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (B) to lengthen or shorten any other time period unless such lengthening or shortening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, and such supplement or amendment does not change or increase the Rights Agent's duties, liabilities or obligations the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

          11. Section 29 of the Rights Agreement is hereby amended to read in its entirety as follows:

          Section 29.  Determinations and Actions by the Board of
                       ------------------------------------------
          Directors, etc. For all purposes of this Agreement, any
          --------------
          calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board, or the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights Certificates and all other parties and (y) not subject the Board to any liability to the holders of the Rights. The Rights Agent shall always be entitled to assume the Board acted in good faith and shall be fully protected and incur no liability in reliance thereon.

          12. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


ATTEST:                                 MERCURY INTERACTIVE CORPORATION



By:  /s/ Heather Chisler              By:  /s/ Sharlene Abrams
     --------------------------           --------------------------------
     Name:  Heather Chisler               Name:  Sharlene Abrams
     Title: Administrative Assistant      Title: Vice President of Finance and
                                          Administration and Chief Financial
                                          Officer and Secretary



ATTEST:                                 CHASEMELLON SHAREHOLDER SERVICES, LLC
                                        Rights Agent



By:  /s/ Gloria Pouncil               By:  /s/ Asa Drew
     ------------------------            ---------------------------------
     Name:  Gloria Pouncil               Name:  Asa Drew
     Title: Relationship Manager         Title: Assistant Vice President